Exhibit 10.7

ZYMERGEN INC.
2021 INCENTIVE AWARD PLAN
GLOBAL STOCK OPTION GRANT NOTICE

Zymergen Inc., a Delaware corporation, (the “Company”), pursuant to its 2021 Incentive Award Plan, as may be amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”), an option to purchase the number of shares of Common Stock (the “Shares”), set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein, as well as in the Plan and the Global Stock Option Agreement attached hereto as Exhibit A, including any additional terms and conditions set forth in any appendix for the Participant’s country (the “Appendix” and together with the Global Stock Option Agreement, the “Agreement”), each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:	[________]

Grant Date:	[________]

Vesting Commencement Date:	[________]

Exercise Price per Share:	[________]

Total Exercise Price:	[________]

Total Number of Shares Subject to the Option:	[________]

Expiration Date:	[________]

Vesting Schedule:	[________]

Type of Option	☐ Incentive Stock Option	☐ Non qualified Stock Option

By Participant’s electronic acceptance, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. Participant has reviewed the Plan, the Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to Participant’s electronic acceptance and fully understands all provisions of the Plan, the Agreement and this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Agreement or this Grant Notice.

ZYMERGEN INC.:	PARTICIPANT:

By:	By:

Print Name:	Print Name:

Title:

Address:	Address:

EXHIBIT A
TO GLOBAL STOCK OPTION GRANT NOTICE

GLOBAL STOCK OPTION AGREEMENT

Pursuant to the Global Stock Option Grant Notice (the “Grant Notice”) to which this Global Stock Option Agreement, including any additional terms and conditions set forth in any appendix for the Participant’s country (the “Appendix” and together with the Global Stock Option Agreement, this “Agreement”) is attached, Zymergen Inc., a Delaware corporation (the “Company”), has granted to the Participant an Option under the Company’s 2021 Incentive Award Plan, as may be amended from time to time (the “Plan”), to purchase the number of Shares indicated in the Grant Notice.

ARTICLE 1

GENERAL

1.1     Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2    Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE 2

GRANT OF OPTION

2.1    Grant of Option. Effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to the Participant the Option to purchase any part or all of an aggregate of the number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement, subject to adjustments as provided in Article IX of the Plan. Unless designated as a Nonqualified Stock Option in the Grant Notice, the Option shall be an Incentive Stock Option to the maximum extent permitted by law.

2.2    Exercise Price. The exercise price of the Shares subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the Shares subject to the Option shall not be less than 100% of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, if this Option is designated as an Incentive Stock Option and the Participant is a Greater Than 10% Stockholder as of the Grant Date, the exercise price per share of the Shares subject to the Option shall not be less than 110% of the Fair Market Value of a Share on the Grant Date.

ARTICLE 3

PERIOD OF EXERCISABILITY

3.1     Commencement of Exercisability.

(a)         Subject to Sections 3.2, 3.3, 5.7 and 5.12 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b)        No portion of the Option which has not become vested and exercisable at the Termination Date (as defined below) shall thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and the Participant; provided, however, if within 12 months following a Change in Control, the Participant experiences a Termination of Service due to a Covered Termination, subject to the Participant’s execution of a general release of claims against the Company and its successors and affiliates within the time period prescribed by the Company, the  Option shall become fully vested and exercisable as to all of the Shares subject to such Option.   For the avoidance of doubt, except as otherwise provided herein, employment or service during only a portion of the vesting period shall not entitle the Participant to vest in a pro-rata portion of the Option.

(c)          Notwithstanding Section 3.1(a) hereof and the Grant Notice, but subject to Section 3.1(b) hereof, in the event of a Change in Control the Option shall be treated pursuant to Sections 9.2 and 9.3 of the Plan.

3.2     Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof.

3.3     Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)          The Expiration Date set forth in the Grant Notice, which shall in no event be more than ten years from the Grant Date;

(b)         If this Option is designated as an Incentive Stock Option and the Participant, at the time the Option was granted, was a Greater Than 10% Stockholder, the expiration of five years from the Grant Date;

(c)         The expiration of three months from the Termination Date, unless the Termination of Service is for Cause or occurs by reason of the Participant’s death or Disability;

(d)        The expiration of one year from the Termination Date if the Termination of Service occurs by reason of the Participant’s death or Disability; or

(e)          The Participant’s Termination of Service for Cause.

3.4     Termination Date. For purposes of this Option, the Participant’s Termination of Service is deemed to occur as of the date the Participant is no longer actively providing services to the Company or any Subsidiary (regardless of the reason for the termination and whether or not later found to be invalid or in breach of Applicable Law in the jurisdiction where the Participant is rendering services or the terms of the Participant’s employment or other service agreement, if any) (the “Termination Date”), and unless otherwise determined by the Administrator or set forth in Section 3.1(b),  (i) the Participant’s right to vest in this Option, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under the Applicable Law of the jurisdiction where the Participant is rendering services or the terms of the Participant’s employment or other service agreement, if any); and (ii) the period (if any) during which the Participant may exercise this Option after Termination of Service will commence on the date the Participant ceases to actively provide services and will not be extended by any notice period mandated under the Applicable Law of the jurisdiction where the Participant is rendering services or the terms of the Participant’s employment or service agreement, if any. The Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of this Option (including whether the Participant may still be considered to be providing services while on a leave of absence) and, hence, when the Termination Date occurs.

3.5    Special  Tax Consequences. The Participant acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options, including the Options (if applicable), are exercisable for the first time by the Participant in any calendar year exceeds $100,000, the Option and such other options shall be Nonqualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. The Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. The Participant also acknowledges that an Incentive Stock Option exercised more than three months after the Participant’s Termination of Employment, other than by reason of death or Disability, will be taxed as a Nonqualified Stock Option.

3.6     Tax Withholding.

(a)          The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary or other affiliate of the Company for which the Participant renders services (the “Service Recipient”) the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Service Recipient. The Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)         The Option cannot be exercised until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax-Related Items that may arise in connection with the exercise of the Option or the acquisition of the Shares by the Participant. The Company shall not be required to issue, allot or transfer Shares until the Participant has satisfied this obligation. At the time Participant exercises the Option, in whole or in part, or at the time any other withholding event for Tax-Related Items occurs with respect to the Option, the Participant hereby authorizes the Company and/or Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations for Tax-Related Items by one or a combination of the following methods:

(i)      withholding from the Participant’s salary, wages, or any other amounts payable to the Participant, in accordance with Applicable Law;

(ii)     withholding Shares otherwise issuable to the Participant upon the exercise of the Option, provided that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such Share withholding procedure will be subject to the express prior approval of the Board or the Committee;

(iii)    instructing a broker on the Participant’s behalf to sell Shares otherwise issuable to the Participant upon exercise of the Option and to submit the proceeds of such sale to the Company; or

(iv)    any other method determined by the Company to be in compliance with Applicable Law.

(c)       The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash and (with no entitlement to the equivalent in Shares) or if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligations for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying the withholding obligations for Tax-Related Items.

(d)          Finally, the Participant agrees to pay the Company or the Service Recipient any amount of Tax-Related Items that cannot be satisfied by the means described above in Section 3.6(b). The Company shall not be obligated to deliver any Shares to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of any withholding obligation for Tax-Related Items resulting from the Option or the Shares subject to the Option.

ARTICLE 4

EXERCISE OF OPTION

4.1    Person Eligible to Exercise. Except as provided in Section 5.4 hereof, during the lifetime of the Participant, only the Participant may exercise the Option or any portion thereof, unless it has been disposed of pursuant to a DRO. After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by the deceased Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

4.2    Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof. However, the Option shall not be exercisable with respect to fractional Shares.

4.3    Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company; for the avoidance of doubt, delivery shall include electronic delivery), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof:

(a)         An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;

(b)         The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, including payment of any applicable Tax-Related Items, which shall be made by deduction from other compensation payable to the Participant or in such other form of consideration permitted under Section 4.4 hereof that is acceptable to the Company;

(c)         Any other written representations or documents as may be required in the Administrator’s sole discretion to evidence compliance with the Securities Act, the Exchange Act or any other applicable law, rule or regulations; and

(d)        In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4     Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Participant:

(a)          Cash or check;

(b)          With the consent of the Administrator, surrender of Shares (including, without limitation, Shares otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; or

(c)       Other legal consideration acceptable to the Administrator (including, without limitation, through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).

4.5    Conditions to Issuance of Shares. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the conditions in Section 10.7 of the Plan and following conditions:

(a)          The admission of such Shares to listing on all stock exchanges on which such Shares are then listed;

(b)         The completion of any registration or other qualification of such Shares under any U.S. or non-U.S. state or federal law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)       The obtaining of any approval or other clearance from any U.S. or non-U.S. state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)         The receipt by the Company of full payment for such Shares including payment of any applicable Tax Related Items, which may be in one or more of the forms of consideration permitted under Section 4.4 hereof; and

(e)         The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

4.6    Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any Shares purchasable upon the exercise of any part of the Option unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article IX of the Plan.

ARTICLE 5

OTHER PROVISIONS

5.1     Nature of Grant. By accepting the Option, the Participant acknowledges, understands, and agrees that:

(a)          the Plan is established voluntarily by the Company and it is wholly discretionary in nature;

(b)         the grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)          all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;

(d)          the Participant is voluntarily participating in the Plan;

(e)         this Option and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)        this Option and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purposes, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(g)          the future value of the Shares underlying this Option is unknown, indeterminable, and cannot be predicted with certainty;

(h)          if the underlying Shares do not increase in value, this Option will have no value;

(i)                 if the Participant exercises this Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the exercise price;

(j)         no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from the Participant’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of Applicable Law in the jurisdiction where Participant is providing service or the terms of the Participant’s employment or other service agreement, if any);

(k)         unless otherwise agreed with the Company, this Option and the Shares subject to this Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary or other affiliate of the Company;

(l)          unless otherwise provided in the Plan or by the Company in its discretion, this Option and the benefits evidenced by this Agreement do not create any entitlement to have this Option or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(m)        neither the Company, the Service Recipient nor any other Subsidiary or other affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of this Option or of any amounts due to the Participant pursuant to the exercise of this Option or the subsequent sale of any Shares acquired upon exercise.

5.2    Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.

5.3     Whole Shares. The Option may only be exercised for whole Shares.

5.4     Transferability.

(a)          Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until the Option has been exercised and the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until the Option has been exercised, and any attempted disposition thereof prior to exercise shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b)          During the lifetime of the Participant, only the Participant may exercise the Option (or any portion thereof), unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of the Option may, prior to the time when such portion becomes unexercisable under the Plan or this Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.

(c)       Notwithstanding any other provision in this Agreement, the Participant may, in the manner permitted and determined by the Administrator designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to the Option upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and this Agreement, except to the extent the Plan and this Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Option shall not be effective without the prior written consent of the Participant’s spouse or domestic partner. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by the Participant at any time provided the change or revocation is filed with the Administrator prior to the Participant’s death.

5.5   No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making recommendations regarding participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant understands that the Participant may incur tax consequences as a result of the grant, vesting or exercise of the Option, or with the purchase or disposition of the Shares subject to the Option. The Participant understands and agrees that the Participant should consult with the Participant’s own tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

5.6     Binding Agreement. Subject to the limitation on the transferability of the Option contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.7    Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the Option in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Shares contemplated by Article IX of the Plan (including, without limitation, an extraordinary cash dividend on such Shares), the Administrator shall make such adjustments the Administrator deems appropriate in the number of Shares subject to the Option, the exercise price of the Option and the kind of securities that may be issued upon exercise of the Option. The Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and Article IX of the Plan.

5.8     Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.8, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 hereof by written notice under this Section 5.8. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or comparable non-U.S. postal service.

5.9     Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.10 Government Law and Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Francisco, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

5.11  Conformity to Applicable Law. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all Applicable Law and regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and U.S. state and non-U.S. securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

5.12   Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator.

5.13   Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.4 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

5.14  Notification of Disposition. If this Option is designated as an Incentive Stock Option, the Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date with respect to such Shares or (b) within one year after the transfer of such Shares to the Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

5.15  Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.16   Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as a Service Provider or interfere with or restrict in any way with the right of the Company or the Service Recipient, as applicable, which rights are hereby expressly reserved, to discharge or to terminate for any reason whatsoever, with or without cause, the services of the Participant’s at any time.

5.17  Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreement of the Company and the Participant with respect to the subject matter hereof, provided that the Option shall be subject to any accelerated vesting provisions in any written agreement between the Participant and the Company or Company plan pursuant to which the Participant is eligible, in each case, in accordance with the terms therein.

5.18  Section 409A. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the Option (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Option to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

5.19   Limitation on the Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to options, as and when exercised pursuant to the terms hereof.

5.20  Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the company or a third party designated by the Company.

5.21  Language. The Participant acknowledges that the Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Agreement. If the Participant received this Agreement, or any other document related to this Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

5.22  Appendix. Notwithstanding any provisions in this Global Stock Option Agreement, this Option shall be subject to any additional terms and conditions set forth in any Appendix to this Global Stock Option Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

5.23   Insider Trading/Market Abuse Laws. The Participant acknowledges that, depending on the Participant’s country or broker’s country, or the country in which the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the Shares, rights to Shares (e.g., this Option) or rights linked to the value of Shares, during such time as the Participant is considered to have “inside information” regarding the company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.

5.24  Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant acknowledges that the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from his or her participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. Applicable Law may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal advisor on this matter.

ARTICLE 6

CERTAIN DEFINITIONS

6.1   “Cause” means (i) the Participant’s failure to perform Participant’s assigned duties or responsibilities (other than a failure resulting from the Participant’s Disability) after written notice thereof from the Company describing the Participant’s failure to perform such duties or responsibilities and reasonable opportunity to cure such performance failure within a period of fifteen (15) calendar days following such notice from the Company; (ii) the Participant’s engaging in any act of dishonesty, fraud or misrepresentation in relation to the Participant’s duties to the Company; (iii) the Participant’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) the Participant’s breach of any confidentiality agreement or invention assignment agreement between the Participant and the Company (or any affiliate of the Company); (v) the Participant’s material violation of written Company policies including but not limited to its Employee Handbook and Code of Conduct; or (vi) the Participant’s commission of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

6.2    “Good Reason” for the Participant to terminate the Participant’s employment shall mean the occurrence of any of the following events without the Participant’s consent: (i) a reduction in the Participant’s salary by more than 10%  (excluding the substitution of substantially equivalent compensation), other than as a result of a similar reduction in compensation affecting employees of the Company, or its successor entity, generally; (ii) a material diminution in the Participant’s authority, duties or responsibilities; or (iii) relocation of the Participant’s place of employment to a location more than 50 miles from the Company’s office location, provided, in each case, that if any of the events set forth above shall occur, the Participant shall give written notice of such event to the Company, or its successor entity, within thirty (30) days following such event, and if such event is not cured within thirty (30) calendar days from such notice (the “Good Reason Cure Period”) the Participant may exercise the Participant’s rights to resign for Good Reason, provided that if the Participant has not exercised such right within forty-five (45) days of the expiration of the Good Reason Cure Period, the Participant shall be deemed to have agreed to the occurrence of such event.

6.3    “Covered Termination” means the Participant’s Termination of Service by the Company (or any successor) without Cause or by the Participant for Good Reason.  For the avoidance of doubt, a Covered Termination shall not include a termination due to the Participant’s death or Disability.

* * * * *

APPENDIX TO
STOCK OPTION AGREEMENT

Zymergen Inc.
2021 Incentive Award Plan

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Grant Notice, the Global Stock Option Agreement (the “Award Agreement”) and the Plan.

Terms and Conditions

This Appendix includes additional terms and conditions that govern this Option if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Participant is currently residing and/or working, or if the Participant transfers to another country after the Grant Date, the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.

Notifications

This Appendix also includes information regarding securities, exchange controls, tax and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of April 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time the Participant exercises this Option or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant’s situation.

If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the one in which he or she is currently residing and/or working, or if the Participant transfers to another country after the Grant Date, the information contained herein may not be applicable to the Participant in the same manner.

Data Privacy Provisions Applicable to all Participants in the European Union/European Economic Area/United Kingdom

(a)          Purposes and Legal Bases of Processing. The Company processes Data (as defined below) for the purpose of administering and managing the Participant’s participation in the Plan and facilitating compliance with applicable tax, exchange control, securities and labor law. The legal basis for the processing of the Data by the Company and the third-party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations in connection with the Option and for the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards.

(b)        Data Collection and Processing. The Company and the Service Recipient collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, nationality, job title, any Shares or directorships held in the Company, details of all awards granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”) for the legitimate purpose of managing the Participant’s participation in the Plan.

(c)        Stock Plan Administration and Other Service Providers. The Company transfers Data to Solium Capital ULC and certain of its affiliates (“Shareworks”), which is assisting the Company with the implementation, administration and management of the Plan. The Company may decide to engage a different stock plan administration service provider in the future and will notify the Participant accordingly. The Participant may be asked to agree on separate terms and data processing practices with Shareworks (or any future service provider), with such agreement being a condition to the ability to participate in the Plan. The Company may further transfer Data to other third party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law. Such third party service providers may include the Company’s outside legal counsel and auditor. Wherever possible, the Company will anonymize data, but the Participant understands that Data may need to be transferred to such providers to ensure compliance with Applicable Law and/or tax requirements.

(d)         International Data Transfers. The Company and its service providers, including without limitation Shareworks, operate (with respect to the Company) in the United States, which means that it will be necessary for Data to be transferred to, and processed in, the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. The Participant understands and acknowledges that the United States is not subject to an unlimited adequacy finding by the European Commission and that the Participant’s Data may not have an equivalent level of protection as compared to the Participant’s country.

When the Company transfers the Participant’s Data, it will ensure that this transfer complies with applicable laws and legislation. The Company has Model Clauses in place for the collection, use, and retention of Data transferred from the EU, EEA and the UK to the United States and other countries. If third-party agents process Data on the Company’s behalf in a manner inconsistent with the Principles of the Model Clauses, the Company remains liable unless it proves it is not responsible for the event giving rise to the damage.

(e)         Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. The period may extend beyond the Termination Date.

(f)        Contractual Requirement. The Participant’s provision of Data and its processing as described above is a contractual requirement and a condition to the Participant’s ability to participate in the Plan.  The Participant understands that, as a consequence of refusing to provide Data, the Company may not be able to allow the Participant to participate in the Plan, grant Options to the Participant or administer or maintain such Options. However, the Participant’s participation in the Plan is purely voluntary. While the Participant will not receive Options if the Participant decides against participating in the Plan or providing Data as described above, the Participant’s salary from or service relationship with the Service Recipient will not be affected.   For more information on the consequences of the refusal to provide Data, the Participant may contact the Participant’s local human resources representative.

(g)         Data Subject Rights. The Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where the Participant is based, such rights may include the right to (0 request access to or copies of Data, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact the Participant’s local human resources representative.

Data Privacy Provisions Applicable to all Participants outside the European Union / European Economic Area / Switzerland / United Kingdom

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described herein and any other award materials by and among, as applicable, the Service Recipient, the Company, and any other Subsidiary or other affiliate of the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Service Recipient hold certain personal information about the Participant, including but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards or any other entitlement to Shares granted, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”) for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Solium Capital ULC and certain of its affiliates (“Shareworks”), and/or any other third parties assisting the Company with the implementation, administration and management of the Plan. The Participant understands that Shareworks is and other recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Shareworks and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participants local human resources representative, further, the Participant understand that the Participant are providing the consents herein on a purely voluntary as is. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment or service with the Service Recipient will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Options or other equity awards to the Participant, or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact his or her local human resources representative.

Finally, upon request of the Company or the Service Recipient, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company or the Service Recipient may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Service Recipient.

JAPAN

Notifications

Foreign Asset/Account Reporting Information. The Participant is required to report details of any assets (including Shares acquired under the Plan) held outside Japan as of December 31 each year, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies and whether the Participant will be required to report details of any outstanding Options or Shares in the report.

NETHERLANDS

There are no country-specific provisions.

SPAIN

Terms and Conditions

Nature of Grant. The following provision supplements Sections 2.4 and 3.1 of the Award Agreement:

By accepting this grant of Option, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant Options under the Plan to Service Providers throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Subsidiary or other affiliate of the Company, other than to the extent set forth in this Agreement. Consequently, the Participant understands that the Options are granted on the assumption and condition that the Options and any Shares acquired upon exercise of the Options are not part of any employment or service agreement (either with the Company or any Subsidiary or other affiliate of the Company, including the Service Recipient), and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, the Participant understands that this grant of Options would not be made but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any award of or right to the Options shall be null and void.

Further, the Participant understands that the Participant will not be entitled to continue vesting in any Option once Participant experiences a Termination of Service. This will be the case, for example, even in the event of a termination of the Participant by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjusted or recognized to be without cause, individual or collective dismissal or objective grounds, whether adjudged or recognized to be without cause, material modification of the terms of employment or service under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient and under Article 10.3 of the Royal Decree 1382/1985. The Participant acknowledges that the Participant has read and specifically accepts the conditions referred to in Sections 3.3, 3.4 and 5.1 of the Award Agreement.

Notifications

Securities Law Information. No “offer to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the Options. The Plan, this Agreement, and any other documents evidencing this Option have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.

Exchange Control Information. The Participant must declare the acquisition of Shares to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economics and Competitiveness. The Participant must also declare ownership of any Shares by filing a Form D-6 with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, the sale of Shares must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.

In addition, the Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (e.g., Shares) and any transactions with non-Spanish residents (including any payments of cash or Shares made to the Participant by the Company or any U.S. brokerage account) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1 million.

Foreign Asset/Account Reporting Information. To the extent the Participant holds Shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31, the Participant will be required to report information on such assets on his or her tax return (tax form 720) for such year. After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported shares or accounts increases by more than €20,000.

TAIWAN

Terms and Conditions

Securities Law Notice.  The offer of participation in the Plan is available only for Employees.  The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Notifications

Exchange Control Information.  Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to a certain amount per year.  The Participant understands that if he or she is a Taiwanese resident, and the transaction amount is exceeds a certain amount in a single transaction, the Participant may need to submit a foreign exchange transaction form and provide supporting documentation to the satisfaction of the remitting bank.